LICENSE AGREEMENT


THIS LICENSE AGREEMENT (the AAgreement@) is entered into by and between NEW YORK BLOOD CENTER (ANYBC@) and THERMOGENESIS CORP., a Delaware corporation (ATHERMO@), collectively referred to in this Agreement as ALicensor@, and PALL Corporation, a New York corporation (APALL@) and Medsep Corporation, a California corporation and subsidiary of PALL (AMedsep@), collectively referred to in this Agreement as ALicensee@. Effective this __ day of March, 1997, the parties mutually agree as follows:

SECTION 1.  BACKGROUND AND PURPOSE

1.01.Licensor, in conjunction with Dr. Pablo Rubinstein, has developed know-how and patent rights for plastic disposable bags or containers for the isolation, collection, processing, freezing and infusion of stem cells for use with placental/umbilical cord blood; and Licensee desires to obtain the exclusive, world-wide license (excluding Japan) under the Licensor=s know-how and patent rights and to certain additional know-how and patent rights which may result from Dr. Pablo Rubinstein=s continued work at NYBC, all pursuant to the terms of this Agreement.

SECTION 2.  DEFINITIONS

For construction of this Agreement the following terms shall have the meanings ascribed to them below.

2.01.ALicensed Patent Rights@ shall mean all patent applications and patents issuing from those applications which are specifically identified on Schedule
2.01. as may be amended from time to time with the agreement of the parties to the extent they relate to the isolation, collection, freezing or infusion of umbilical cord stem cells. Any patents and patent applications covering Improvements as defined in section 2.04. below, and any patent applications that are renewals, divisions, continuations, continuations in-part, extensions or reissues of the Licensed Patent Rights, shall be included within the
Licensed Patent Rights. Licensed Patent Rights do not include any other technology, patents, know-how, or inventions of Licensor.

2.02.AValid Claim@ or AValid Claims@ shall mean one or more claims of an issued and unexpired patent or pending patent application included within the Licensed Patent Rights.

2.03.ALicensed Products@ shall mean any product listed on the attached Schedule 2.03., the manufacture, processing, use or sale of which (a) involves the use of Know-How (as defined below) or (b) is covered by a Valid Claim of Licensed Patent Rights. During the term of this Agreement, additional products may be added to Schedule 2.03. only upon the written consent of Licensor, which shall be made in Licensor=s sole and unfettered discretion, and under terms acceptable to Licensor. Any attempted unilateral inclusion of additional products shall be void and shall result in no grant of rights to Licensee.

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2.04.AKnow-How@  or   ATechnical   Information@   shall   mean  the  Licensor=s
proprietary technical information, data and documents related to stem cell isolation, collection, freezing or infusion for use with placental/umbilical
cord  blood  as  described  generally on Schedule 2.04.   Know-How  shall  also
include any improvements made by Dr. Pablo Rubinstein (and/or his staff) at NYBC, or improvements made by THERMO, during the first two years of this Agreement in the field of stem cell isolation, collection, freezing or infusion
-  e.g., improved bag designs (AImprovements@).

2.05.AAffiliate@ shall mean, with respect to Licensee only, any company or other business entity which controls, is controlled by, or is under common control with a party to this Agreement. A company or other business entity shall be deemed to control another company or business entity if it owns or controls, directly or indirectly, thirty percent (30%) or more of the voting equity of the other company or business entity.

2.06.ANet Sales@ shall mean the total consideration received by Licensee and/or its Affiliates from the sale, transfer or disposal of Licensed Products, less allowances for (a) return of products or adjustments for defective quality, (b) customer rebates, (c) actual cash and trade discounts, return credits and allowances, and (d) separately billed consumer tax, packaging, insurance premium and transportation charges. Licensed Products shall be deemed to have been sold when first shipped and billed; provided, however, that when transfers are made between Licensee and its Affiliates, such Licensed Products shall not be deemed to have been sold until sold to a purchaser independent of Licensee or its Affiliates in a bona fide, arm=s-length transaction between unrelated parties. Royalty obligations shall accrue under this Agreement only once with respect to the same Licensed Product.

2.07.ANet Proceeds@ shall mean the total consideration received by Licensee in any form from any third party or parties for sublicense, or other right, license, privilege or immunity to make, have made, use, sell or otherwise dispose of the Licensed Products. Net Proceeds does not include Net Sales.

2.08.ARoyalty Year@ shall mean a full calendar year during the term in which royalties are payable to Licensor under this Agreement.

2.09.AExclusive Field of Use@ shall mean the practice of stem cell isolation and collection from umbilical cord blood, and the freezing, storage, processing and infusion of such stem cells. ANon-Exclusive Field of Use@ shall mean all other applications of the Licensed Product.

2.10. ATerritory@ shall mean the world, with the exclusion of Japan.

SECTION 3.  GRANT OF RIGHTS

3.01.GRANT OF LICENSE. Subject to the reservation of rights set forth in this Section and in Sections 3.02 and 3.03, Licensor grants to Licensee, under the terms and conditions of this Agreement, an exclusive license within the

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Exclusive Field of Use and the Non-Exclusive Field  of  Use  under the Licensed
Patent Rights and Know-How (a) to make, use, sell, or otherwise dispose of the Licensed Products, and (b) to use the methods covered by the Licensed Patent Rights and Know-How for the manufacture, use and sale of Licensed Products. Licensor retains for itself the right to practice for itself, without the right to sublicense distribution, the Licensed Patent Rights and Know How within the Non-Exclusive Field of Use and to use the methods covered by the Licensed Patent Rights and Know-How.

3.02.SCOPE OF LICENSE; RIGHT  TO  SUBLICENSE.   The licenses granted in Section
3.01. are limited to making, using, selling, or disposing of the Licensed Products in the Territory, and are exclusive within the Exclusive Field of Use, and semi-exclusive within the Non-Exclusive Field of Use. The licenses granted in Section 3.01. include the right to grant sublicenses within the Exclusive Field of Use and within the Non-Exclusive Field of Use upon Licensor's prior written consent, which consent shall not be unreasonably withheld; provided, however, that consent of the Licensor is not needed for sublicenses to Licensee's customers for such customers' use of the Licensed product.

3.03.RESERVATION OF LICENSOR RIGHTS. Licensor expressly reserves the rights to manufacture, distribute and sell, and to have manufactured independently for distribution and sale, an amount of Licensed Products equal to ten percent (10%) of NYBC's annual needs in any year within the Exclusive Field of Use. Further, should Licensee be unable to meet the then current and existing demand of NYBC and/or third parties for Licensed Products, then Licensor shall also have the right to manufacture, distribute and sell Licensed Products to NYBC and/or third parties to meet such current demand in the market within the Exclusive Field of Use. Licensor further retains for itself the right to practice the rights covered by the Licensed Patent Rights and to use the methods covered by the Licensed Patent Rights and Know-How for the manufacture, use and sale of Licensed Products, without limitation in the Non-Exclusive Field of Use, except that Licensor may not sublicense the distribution in the Non-Exclusive Field of Use.

3.04.MILESTONES; TERMINATION. The license granted pursuant to this Agreement shall be terminated, and without further condition upon Licensor, if Licensee fails to attain the items set forth in the performance and implementation schedule attached as Schedule 3.04. of this Agreement; provided, however, that Licensee may cure the failure by payment of a $5,000 performance fee in each instance it fails to attain a specific performance goal, and provided further that should the failure not be remedied within thirty (30) days, Licensee pays an additional $5,000 performance fee. Since Licensee's performance goals are dependent upon THERMO attaining certain performance goals set forth in Schedule 3.04., THERMO shall be subject to the same performance fee and shall be obligated to pay Licensee a $5,000 performance fee for failure to attain a specific performance goal and an additional $5,000 performance fee if the failure is not remedied in thirty (30) days. In each instance where a performance goal is not achieved, and upon payment of the performance fee by either THERMO or Licensee, as applicable, the remaining performance goal achievement dates shall be restated taking into consideration the delay time resulting from the failure. THERMO and Licensee may waive the obligations under this section by mutual consent evidenced in writing signed by duly authorized officers of each respective entity.

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3.05.USE OF LICENSOR  TRADEMARK  WITH LICENSED PRODUCT.  Licensee shall use the following designation, or substantially similar wording, on the Licensed Products, and THERMO grants to Licensee a non-exclusive, royalty-free license to use THERMO's trademarks as delineated below during the term of this Agreement, in connection with marketing, distributing, and selling the Licensed Products.

"Produced under License from THERMOGENESIS CORP.,
 U.S. Patent Pending (replaced by issued patent number)"

Except as provided in  this  Section  3.05.,  Licensee  shall  not, directly or
indirectly,   use   Licensor's   trademarks   in  connection  with  promotions,
advertising, or sales of the Licensed Products.

3.06.PAYMENT OF PATENT PROSECUTION AND MAINTENANCE FEES. Licensor shall apply for and seek prompt issuance of the Licensed Patent Rights within the territory at its cost, except that Licensee shall pay fifty percent (50%) of the patent prosecution costs for Europe. As of the date of this Agreement, Licensee shall be responsible for the payment of all patent maintenance costs. Licensor shall keep the Licensee fully informed regarding prosecution of the Licensed Patent Rights and notify Licensee of all required maintenance and annuity schedules. Either party may, after reasonable notice to the other party, decide not to file a patent, or decide not to pay maintenance fees in any particular country for any patent encompassed within the Licensed Patent Rights. In the event of such decision, the other party may file such application or pay such maintenance fees, and the party declining shall retain no further rights in such patent or application and, if it is the Licensor who declines prosecution or maintenance, such patent or application shall be excluded from Licensed Patent Rights.

3.07.NO IMPLIED RIGHTS. Nothing contained in this Agreement shall be construed or interpreted as a grant, by implication or otherwise, of any license except as expressly specified in this Section 3. Licensee agrees not to utilize the Licensed Patent Rights and Know-How licensed under this Agreement in the development, manufacture or use of any product not listed on Schedule 2.03.

SECTION 4.  DELIVERY AND IMPLEMENTATION OF TECHNICAL INFORMATION

4.01.DELIVERY OF TECHNICAL INFORMATION. Within thirty (30) days from the execution of this Agreement, Licensor shall deliver to Licensee the Technical Information possessed by Licensor related to the Licensed Patents and the Licensed Products. All documents delivered are subject to the terms of this Agreement, including the confidentiality provisions contained in Section 11.

4.02.ASSISTANCE WITH INITIAL IMPLEMENTATION. After delivery of the Technical Information, and for a period of sixty (60) days from such delivery, Licensor shall provide reasonable assistance to Licensee in connection with the implementation of such Technical Information.

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SECTION 5.  RECORD MAINTENANCE AND ADJUSTMENTS

5.01.MAINTENANCE AND COPIES OF BOOKS AND RECORDS. Licensee shall keep full and accurate books of accounts and other records in accordance with generally accepted accounting practices, showing all information necessary for Licensor to ascertain and verify the royalties payable by Licensee to Licensor under this Agreement.

5.02.INSPECTION OF RECORDS. No more than once in each annual period ending December 31st, Licensor shall have the right, at Licensor's sole expense, to have the Licensee's accounts, invoices, books and records maintained in connection with Licensed Products reviewed and copied by an accountant selected by Licensor (subject to Licensee=s reasonable objection to selection and subject to confidential treatment of such books and records) to ascertain the proper royalty due under this Agreement; provided, however, that such examination shall be conducted during normal business hours, and all information obtained by the accountant and disclosed to Licensor shall be subject to the confidentiality provisions of this Agreement, and shall not be used by Licensor for any purpose other than verification of sales and royalty payments. In the event the Licensor's accountant concludes that the royalty payment was underpaid by more than ten percent (10%) for the audit period, then Licensee shall pay the cost for conducting the audit of the records.

5.03.ADJUSTMENTS. Prompt adjustment shall be made to compensate for any errors or omissions disclosed through Licensor's examination as provided in Section
5.02. above. Independent of any examination, Licensor and Licensee shall receive credit, respectively, in the amount of any overpayment or underpayment of royalties made in error, which is identified and fully explained to Licensor or Licensee in a written notice prepared by the other and delivered within eighteen (18) months following the overpayment or underpayment.

SECTION 6.  REPORTS, RECORDS AND ROYALTY PAYMENTS

In consideration for the licenses and rights granted pursuant to Section 3 and for the Technical Information delivered pursuant to Section 4 of this Agreement, Licensee agrees to pay to Licensor the following sums:

6.01.AMOUNT OF ROYALTY; ADVANCE PAYMENT. A running royalty equal to ten percent (10%) of Licensee=s Net sales resulting from the sale of Licensed Product in the Exclusive Field of Use shall be payable to Licensor. A running royalty equal to five percent (5%) of Licensee=s Net Sales resulting from the sale and use of Licensed Products in the Non-Exclusive Field of Use shall also be payable to Licensor. In addition to the royalty on Net Sales, Licensee shall pay Licensor fifty percent (50%) of Net Proceeds within the Exclusive Field of Use and within the Non-Exclusive Field of Use. Such royalties shall apply, except as otherwise provided below, to the sale, lease, distribution or use of all Licensed Products. Upon execution of this Agreement, Licensee shall pay to Licensor a $50,000 non-refundable advance against future royalty payments. Royalty payments shall continue to be paid on account of the manufacture, sale and use of the Licensed Products until the later of the last-to-expire U.S. patents included within the Licensed Patent Rights, or, if a patent shall fail to issue, after the tenth anniversary of the first commercial sale of Licensed Products by Licensee.

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6.02.CALCULATION AND EXCHANGE RATE FOR ROYALTIES.  Royalty amounts due on sales by Licensee or Licensee=s Affiliate to third party customers outside of the United States shall be calculated and paid in U.S. Dollars using the exchange rates set forth in THE WALL STREET JOURNAL on the last day of each quarter in which Royalty payments accrue.

6.03.REPORTS OF ROYALTY DUE. Within thirty (30) days after the end of each quarterly period of a Royalty Year (ending on March 31st, June 30th, September 30th, and December 31st) and commencing with the first quarterly period during which this Agreement becomes effective, the Licensee shall furnish to Licensor at the address specified in Section 16.01 a statement, including a copy of any reports from sublicensees (collectively "Royalty Report") certified by an officer of Licensee showing in a manner acceptable to Licensor: (a) all Licensed Products sold, leased or put into use during the quarterly period, (b) the Net Sales and Net Proceeds received from the sale, sublicense, or distribution of all Licensed Products (by category of Exclusive Field of Use and Nonexclusive Field of Use), (c) the amount of royalty due to Licensor, including minimum guaranteed royalties, for all Licensed Products sold or distributed by Licensee, its affiliates or sublicensees, and (d) all reductions of royalty and all exclusions from royalty as provided in the definition of Net Sales, if any. If no Licensed Products have been sold, leased or otherwise put into use during the semiannual period, a statement to that effect shall be certified and delivered.

6.04.PAYMENT OF ROYALTY. At or prior to the time the Royalty Report is submitted, Licensee shall pay the Royalty due to Licensor to THERMO, in United States dollars, at THERMO=s address specified in Section 16.01.

6.05.TAXES AND WITHHOLDINGS. Licensee shall not deduct from any royalty due, or otherwise pay on account of Licensor, any tax (and related interest or penalty), however designated, imposed as a result of the existence or operation of this Agreement, including any tax which the Licensee is required to withhold or deduct from payments to Licensor, and Licensee shall assume any such obligation.

6.06.MINIMUM ROYALTY. If Licensee does not terminate this Agreement by written notification delivered at least ninety (90) days prior to the second anniversary of the effective date of this Agreement, then beginning with the twelve-month period beginning in the second full calendar year following receipt of U.S. regulatory approval, and in each successive twelve-month period thereafter, Licensee agrees to pay to Licensor guaranteed minimum annual royalties (to be credited against actual royalties payable pursuant to Section
6.01. above) during each twelve-month period in an amount equal to the royalty that would be payable based upon a 25% market share for each country in which regulatory approval has been obtained or, in the event that regulatory approval is not required, upon the commencement of sales in that country, on an aggregated basis. For purposes of calculating the total market, the parties will refer to industry and trade publications and material that reference the total number of cord-blood collections on an annual basis, or similar indicia in recognized industry guides. Further, for purposes of measuring Licensee's attainment of a 25% market share, Licensee's sale of Licensed Products to NYBC shall be included. This guaranteed minimum annual royalty is non-refundable and will be paid to Licensor at the end of each twelve-month period, to the extent applicable. In no event shall any difference between actual royalties and minimum guaranteed royalties in any twelve-month period beginning after receipt of U.S. regulatory approval effect Licensee=s obligation to pay minimum guaranteed royalties in any other twelve-month period.

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6.07.CLAIMS; SALES TO AFFILIATES.  Royalties  shall  attach and be imposed only once with respect to the same unit of Licensed Product regardless of the number of Valid Claims which cover that unit, and regardless of whether the unit encompasses both Valid Claims and Technical Information. Royalties shall not attach or be paid on account of sales of Licensed Products between Licensee and Licensee=s Affiliates which are intended for resale to end users, provided that the obligation to pay royalties will arise upon the subsequent resale. Notwithstanding the foregoing, royalties will not arise on account of sales of Licensed Products between Licensee and Licensee=s Affiliates until such time as the Licensee Affiliate distributes the Licensed Product to the commercial market or end-user for the Licensed Product in an arm=s-length transaction.

6.08.REDUCTION OF ROYALTY -- KNOW-HOW ONLY. For consideration of the licensed Know-How, if Licensed Patent Rights fail to include an issued U.S. patent with claims covering a Licensed Product by the second anniversary date of this Agreement, the royalty rates set forth above shall be reduced by fifty percent (50%) with respect to Net Sales of such Licensed Product and there shall be no minimum royalty as set forth in section 6.06. If, thereafter, Licensed Patent Rights include an issued U.S. patent with claims covering such Licensed Product, then such royalty rate reduction shall cease, and full royalty rates shall apply to all sales of such Licensed Product.

6.09.REDUCTION OF ROYALTY -- INFRINGEMENT. If Licensee is required to pay a royalty or other payment to a third party under any patent rights of such third party or is sued for patent infringement by a third party for making, using or selling the Licensed Products, then Licensee may deduct one-half (2) of such royalty payments made to the third party and one-half (2) of the expenses and costs of such action from royalties due and payable to Licensor pursuant to this Agreement; provided, however, that in no event will royalties due and payable to Licensor be reduced in the aggregate by more than one-half (2) pursuant to Section 6.09. In no event will royalties due and payable to Licensor be reduced by more than sixty-six percent (66%) by virtue of this
Section 6.09. and by virtue of Section 6.08. above, collectively.

SECTION 7. LIMITATIONS ON LICENSOR'S LIABILITY

7.01.LIMITATION ON LICENSOR=S LIABILITY. LICENSOR SHALL NOT BE LIABLE UNDER ANY CIRCUMSTANCES FOR ANY SPECIAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, OR ARISING OUT OF OR IN CONNECTION WITH THE MANUFACTURE, SALE, DISTRIBUTION, OR USE OF THE LICENSED PRODUCTS.

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SECTION 8. COVENANTS

8.01.LICENSEE=S AGREEMENT TO COMPLY WITH LAWS AND REGULATIONS. Licensee agrees that in its performance of its obligations under this Agreement, and in connection with its manufacture and use of the Licensed Products, and use of the Technical Information, it shall obey all laws, rules, regulations and edicts of any government, including, without limitation, the United States Export Administration Act, and the regulations issued under that Act.

8.02.LICENSEE=S AGREEMENT TO OBTAIN REQUIRED REGULATORY APPROVAL. Licensee acknowledges that the Licensed Products have not received all required United States Food and Drug Administration (AFDA@) approvals, nor have the Licensed Products received other consents or approvals that may be required by other state, federal or foreign agencies, for Licensee to manufacture, sell, distribute and use the Licensed Products, whether within the Exclusive Field of Use or otherwise. Licensee represents and warrants that it will use its best efforts to expeditiously obtain all required approvals, consents, and authorizations from applicable state, federal and foreign agencies required for Licensee to manufacture and distribute the Licensed Products and for use of the Licensed Products in the Exclusive Field of Use, and in such Nonexclusive Fields of Use as Licensee deems desirable. Licensee further agrees to keep Licensor informed of all substantive FDA regulatory actions concerning the Licensed Products, and agrees to provide Licensor with copies of all substantive regulatory correspondence, marketing submissions, and final agency actions regarding submissions. Licensee further agrees to permit Licensor to audit all development documentation and raw data which supports and may be material to regulatory marketing submissions, and agrees to provide copies of all Medical Device Reports filed with the FDA in accordance with 21 CFR 803 and 804 and copies, when requested by Licensor, of all safety complaint documentation kept in accordance with 21 CFR 820.198.
8.03.NYBC=S AGREEMENT TO PURCHASE LICENSED PRODUCT. NYBC may, at any time during the term of this Agreement, place Purchase Orders with Licensee for the purchase of Licensed Products in an amount equal to at least ninety percent (90%) of NYBC's annual requirements for plastic disposable bags or containers for the isolation, collection, processing, freezing or infusion of umbilical cord blood stem cells and Licensee agrees to sell to NYBC all Licensed Products requested. Delivery of the Licensed products to NYBC as provided in this
Section 8.03. shall be on mutually acceptable terms and at prices to be agreed upon from time to time; provided, however, that the price to NYBC shall not be less favorable than the price to any customer of Licensee or Licensee's affiliates or sublicensees before deducting the applicable royalty percentage that would have otherwise applied -- e.g., NYBC shall pay most favored price less the applicable royalty that Licensee would have to pay on the sale. Licensee acknowledges and agrees that NYBC is free (both prior to and after regulatory approval of Licensed Products) to purchase and use non-patented disposable bags (i.e. bags which are not covered by the Licensed Patent Rights relating to bag design) from third parties to fulfill any or all of its requirements with regard to bags or containers for umbilical cord blood, in the event NYBC determines that use of the patented disposable bags (taking into consideration the entire process and costs associated with the process) is not

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economically practicable  or  sound from a business standpoint when compared to other methods or processes existing at that time, provided however, that once NYBC makes such a determination it shall promptly provide in reasonable detail the reasons for such determination to Licensee and give Licensee ninety (90) days to cure such reasons to NYBC's satisfaction. In this regard, NYBC retains the right to practice the Licensed Patent Rights relating solely to methods of isolation, collection processing, freezing or infusion of umbilical cord blood. However, if NYBC decides to purchase the patented disposable bags, then NYBC shall purchase 90% of such requirements from Licensor in accordance with the terms and conditions of this Agreement.

SECTION 9.  REPRESENTATIONS AND WARRANTIES OF LICENSOR

9.01.ESTOPPEL;  RIGHTS  GRANTED.   Nothing in this Agreement  is  or  shall  be
construed as:

(a)A warranty or representation by Licensor that anything made or used by Licensee under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

(b)Granting by implication, estoppel, or otherwise any license, right or interest other than as expressly stated in this Agreement.

9.02.LIMITATION OF WARRANTIES. Except as expressly set forth in this Agreement, the parties MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, STATUTE OR OTHERWISE, AND THE PARTIES SPECIFICALLY DISCLAIM ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT.

9.03.AUTHORITY TO LICENSE. Licensor represents and warrants that it has full power and authority to enter into this Agreement and grant the licenses, and that nothing in this Agreement violates any other agreement of Licensor.

9.04.OWNERSHIP OF TECHNOLOGY. Licensor represents and warrants that as of the date of this Agreement it owns the entire right, title and interest in the Licensed Patent Rights by virtue of assignments of the inventors of such rights.

9.05.RESTRICTIONS ON TRANSFER OR LICENSE. Licensor represents and warrants that during the term of this Agreement it will not enter into any agreement with any other party which would contradict the terms of this Agreement, or transfer the Licensed Patent Rights if such transfer would operate to deprive Licensee of the rights contained in this Agreement.

SECTION 10.  REPRESENTATIONS AND WARRANTIES OF LICENSEE

10.01.AUTHORITY FOR AGREEMENT.   Licensee  represents  and  warrants that it is
duly incorporated under the laws of the State of New York and California, respectively, and has full authority to enter into this Agreement.

10.02.COMPLIANCE WITH FOREIGN LAWS. The Licensee represents and warrants that it will comply with all laws, domestic and foreign, applicable to the manufacture, sale and use of the Licensed Products.

10.03.INSURANCE. Licensee represents that it has, and warrants that it will maintain, adequate insurance and financial resources to cover all liability resulting from any failure including, without limitation, failure in design, manufacture, production and/or operation, in connection with the Licensed Products.

SECTION 11. CONFIDENTIALITY

11.01.LIMITED USE OF DISCLOSED INFORMATION. Licensor and Licensee each agree to hold in confidence any information and material which is related to the disclosing party=s business or is designated as proprietary and confidential at the time of disclosure by the disclosing party in connection with the transactions contemplated by this Agreement. Each party agrees not to make use of such designated information and material other than for the performance of their respective obligations under this Agreement. Proprietary and confidential information includes information related to research, development, pricing, trade secrets, or customer lists of the parties to this Agreement, except as such disclosure may be required by applicable laws, rules, or regulations. Obligations of this section shall not apply to any information which:

(a)is or subsequently becomes known to the public through no fault of the receiving party; or

(b)was in the receiving party's possession prior to disclosure by the other party as established by that party's documentation; or

(c)is obtained from a third party who or which has the lawful right to disclose the information to the receiving party; or

   (d)     is  developed  by  the receiving party completely independent of any
           disclosure  hereunder   as   evidenced   by  the  receiving  party's
           documentation; or

(e)is disclosed to governmental authorities in response to a lawful order or demand for disclosure, or in order to obtain required consents, permits, licenses, or other approvals relating to the manufacture, use or sale of the Licensed Products (provided that such information is designated as confidential with such agency and a request to purge the file of such confidential information is made as part of the submission); or

(f)is necessary information to explain the Licensed Products to users of the Licensed Products, provided that Licensor is given thirty (30) days advance notice of the intent to use or disclose such information.

SECTION 12. PATENT INFRINGEMENT

12.01.NOTICE; ACTION BY LICENSOR. Licensee shall promptly provide written notice to Licensor in the event it learns of any third party infringement, or possible infringement, of Licensed Patent Rights in the Territory. Upon receipt of such notice, Licensor shall have the right, at its sole discretion, to take appropriate legal action in connection with such alleged activity. In the event that Licensor shall elect to take such action, the conduct of the action shall be entirely directed by Licensor and Licensor shall pay all costs and expenses associated with the action. Any settlement or recovery received from any such action shall be divided fifty percent (50%) to Licensee and fifty percent (50%) to Licensor after Licensor first deducts from any such settlement or recovery its reasonable attorneys= fees and out-of-pocket expenses related to the legal proceedings or action.

12.02.ACTION BY LICENSEE WITH LICENSOR=S CONSENT. In the event that Licensor shall elect not to take any legal action as specified in section 12.01., then, Licensee may take legal action in connection with any third party infringement. If Licensee agrees to take legal action against alleged infringement, then Licensee shall consult with Licensor regarding the conduct of the action and Licensee shall pay all costs and expenses associated with the action. Any settlement or recovery received from any such action shall be divided fifty percent (50%) to Licensor and fifty percent (50%) to Licensee after Licensee first deducts from any such settlement or recovery its reasonable attorneys= fees and out-of-pocket expenses related to the legal proceedings or action.

12.03.COOPERATION IN ACTIONS. In the event that either party takes legal action as permitted in this section to enforce any Licensed Patent Rights against an alleged infringer, the other party shall fully cooperate and shall supply all assistance reasonably requested, including being a party to such suit if required by the laws of the jurisdiction of such suit, at the sole cost and expense of the party who initiates the legal action.

12.04.REPORTS OF CLAIMS AGAINST LICENSED PATENT RIGHTS. Licensee agrees to report to Licensor, promptly and in written detail, each claim of patent infringement made by a third party against Licensee as a result of Licensee=s manufacture, use or sale of Licensed Products.

12.05.ACTIONS AGAINST LICENSEE. If a lawsuit or other action is brought against Licensee for patent infringement based upon Licensee=s manufacture, use or sale of Licensed Products, then Licensor shall provide reasonable technical assistance to Licensee, at Licensee=s expense, in defending such action.

SECTION 13.  COMPLIANCE; INDEMNIFICATION FOR OPERATIONS

13.01.NO LIABILITY FOR INJURY TO PERSONS. Licensor shall not be liable to Licensee, its Affiliates, its Sublicensees or any third party for injury, illness, diseases, allergy, allergic reaction, side effect, death, or other adverse experience arising out of, or in connection with, or as a consequence of research, manufacture, testing, advertising, sale, distribution, or other use of the Licensed Products.

13.02.STANDARDS OF LICENSEE=S OPERATIONS. Licensee agrees to exercise reasonable standards of care in conducting its activities relating to the Licensed Products, including testing, manufacturing, packaging, marketing, advertising, distributing and selling of the Licensed Products.

13.03.INDEMNIFICATION. Licensee agrees to indemnify, defend and hold harmless Licensor, its officers, directors, employees and agents, from and against any and all losses, damages, demands, claims, actions and causes of action, assessments, liabilities, costs and expenses which they may incur because of injury to or death of any person or any other claim arising out of, or in connection with, or as a consequence of, Licensee=s manufacture, sale or third party use of the Licensed Products manufactured or sold by Licensee.

SECTION 14. TERM; TERMINATION; EFFECT OF TERMINATION

14.01.TERM. The term of this Agreement is for a period equal to the last-to-expire U.S. patent encompassed within the Licensed Patent Rights, unless terminated earlier as provided for below (the ALicense Period@), or ten years from the first commercial sale of Licensed Products by Licensee if no patents are issued.

14.02.TERMINATION FOR FAILURE OF LICENSEE TO PAY ROYALTY DUE. Notwithstanding any provision to the contrary herein, this Agreement may be terminated by Licensor upon thirty (30) days written notice of Licensee=s failure to pay any royalty owed under this Agreement when due, provided, however, that such notice of termination will be of no effect if Licensee cures the deficiency in the payment due within the thirty (30) days from the date of the notice.

14.03.TERMINATION FOR FAILURE TO PERFORM OR BREACH OF TERMS. Notwithstanding any provision to the contrary herein, this Agreement may be terminated by either party in the event the other party shall be in substantial and material breach of its obligations hereunder and such failure is not remedied within sixty (60) from the date of a written notice setting forth the failure of performance.

14.04.AUTOMATIC  TERMINATION.   Notwithstanding  any provision to the contrary,
this Agreement shall terminate automatically and without the necessity of prior written notice if any of the following events occur:

a)the bankruptcy or insolvency of Licensee, whether voluntary or involuntary, provided that such proceeding continues undismissed for sixty days; or

b)the winding-up or liquidation of Licensee, whether voluntary or  involuntary;
or

c)Licensee ceases to do business or becomes for any reason incapable of performing its obligations hereunder; or

d)Licensee ceases to offer the Licensed Products; or

e)Licensee  gives Licensor ninety (90) days prior written  notice  pursuant  to section 6.06.

14.06.EFFECT  OF  TERMINATION.   Upon  termination  of  this  Agreement for any
reason, all royalty obligations and maintenance fees shall cease to accrue, and the parties understand and agree to the following:

a)Licensee shall immediately discontinue all activities relating to the Licensed Products and the Licensed Patent Rights, except that termination will not affect the right of Licensee to sell Licensed Products manufactured prior to the date of termination, provided royalties shall continue to be payable on account of such sales, notwithstanding termination, and provided further that the termination is not due to Licensee=s failure to previously pay royalties when due.

b)The provisions of Sections 5, 6, 7, 10, 11, and 13 shall survive any such termination.

c)Within ten (10) days from the date of termination, Licensee shall redeliver all original Know-How in its possession or control, and certify destruction of all copies of the Know-How in its custody, control, or possession in any form or media.

d)All monies owed by Licensee to Licensor shall become immediately due and payable notwithstanding any credit terms that may previously have been made available, and Licensee=s obligation to make such payments shall survive the termination of this Agreement.

SECTION 15. TITLE, PROPRIETARY RIGHTS, TRADE SECRETS AND COPYRIGHT

15.01.OWNERSHIP. The Licensed Patent Rights, the Technical Information and all trade secret, copyright, trademark, and other intellectual and proprietary rights therein, are and shall at all times remain the property of Licensor.

SECTION 16.  MISCELLANEOUS PROVISIONS

16.01.NOTICES. Any and all notices or other communications required or permitted by this Agreement or by law to be served on or given to either party by the other party shall be in writing and shall be deemed duly served and given when personally delivered to the party to whom it is directed, or in lieu of such personal service, on the same day of transmission by facsimile (if followed by mail), or three (3) days after deposit in the mail, first class postage prepaid, addressed as follows:
IF TO THERMO: WITH COPY TO:

Philip H. Coelho, President & C.E.O. David C. Adams, General Counsel THERMOGENESIS CORP. THERMOGENESIS CORP.
3146 Gold Camp Drive 3146 Gold Camp Drive
Rancho Cordova, CA 95670 Rancho Cordova, CA 95670
Telephone No.:  (916) 858-5100
Facsimile No.:   (916) 858-5199

IF TO NYBC: WITH COPY TO:

Mark DeWyngaert, Ph.D. Kenneth George, Esq.
Office of Licensee Affairs Amster, Rothstein & Ebenstein
NEW YORK BLOOD CENTER 90 Park Avenue
310 East 67th Street New York, NY 10016
New York, NY 10021

Telephone No.: (212) 570-3215 Telephone No.: (212) 697-5995
Facsimile No.:  (212) 879-5922 Facsimile No.:  (212) 286-0854

IF TO PALL: IF TO MEDSEP:

Gilbert Weiner, Esq. Clarence Treppa, President
PALL Corporation Medsep Corporation
2200 Northern Blvd. 1630 Industrial Park Street
East Hills, NY 11548 Covina, CA 91722

Telephone No.: (516) 484-3600 Telephone No.: (818) 915-8288
Facsimile No.:  (516) 484-3529 Facsimile No.:  (818) 966-3690

Such addresses and telephone or facsimile numbers may change from time to time,
upon   notification  of such changes being made in writing as provided  for  in this Section 16.01.

16.02.INTEGRATION, FINAL AGREEMENT. This Agreement (including all schedules and exhibits attached hereto) constitutes the complete and entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements, written or oral, with respect to the subject matter contained in this Agreement.

16.03.AMENDMENT. This Agreement may be amended only by a written document, duly executed by an authorized representative of the respective parties hereto.

16.04.RELATIONSHIP OF PARTIES. Each party to this Agreement is an independent contractor of the other, and neither shall be deemed an employee, agent, partner or joint venturer of the other. Neither party shall make any commitment, by contract or otherwise, binding upon, or purporting to be binding upon the other, nor represent that it has any authority to do so.

16.05.THIRD PARTY RIGHTS. Nothing in this Agreement shall be construed to grant any rights to any third parties.

16.06.HEADINGS.   The  headings  contained in this Agreement are for  reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

16.07.FORCE MAJEURE. Neither party shall be responsible or liable to the other party for nonperformance or delay in performance of any terms or conditions of this Agreement due to acts of God, acts of governments, wars, riots, strikes or other labor disputes, shortages of labor or materials, or other causes beyond the reasonable control of the non-performing or delayed party; PROVIDED, HOWEVER, nonperformance or delay in excess of one-hundred-eighty (180) days shall constitute cause for termination of this Agreement by the aggrieved party pursuant to Section 14 above, and implementation of the rights afforded to such party pursuant to the terms and provisions of this Agreement.

16.08.COUNTERPARTS AND ORIGINALS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. There shall be executed duplicate originals of this Agreement.

16.09.GOVERNING  LAW.   This  Agreement shall be governed by, and construed  in
accordance with, the laws of the State of New York.

16.10.FORUM AND JURISDICTION OF DISPUTES. Any dispute or controversy arising under, or related to this agreement, and the parties' obligations and performance hereunder, shall be resolved in a court of competent jurisdiction within the County and City of New York, New York, and each party hereto consents to jurisdiction of such court and agrees that process for such actions may be made by mail to the address provided herein for each party, and each party further consents to exclusive venue in the County and City of New York for all such actions or proceedings, notwithstanding the inability to join necessary or indispensable parties to such action or dispute.

The parties have caused this Agreement to be executed in duplicate by their respective duly authorized representatives.

LICENSOR:

NEW YORK BLOOD CENTER THERMOGENESIS CORP.


_________________________________ ________________________________
(John Adamson, M.D., President) (Philip H. Coelho, President & C.E.O.)

Date: ____________________________ Date:____________________________

LICENSEE:

PALL CORPORATION MEDSEP CORPORATION


________________________________ _________________________________
(Gilbert Weiner, General Counsel) (Clarence Treppa, President)

Date:___________________________ Date:_____________________________

                                     SCHEDULE 2.01.

                          LICENSED PATENTS AND PATENTS PENDING


PATENT APPLICATIONS UNDER DEVELOPMENT          U.S. PATENT SERIAL #

Bag Set and Design for the Infusion of Stem Cells To Be Assigned





PATENTS PENDING                                          U.S. PATENT SERIAL #

Method of Isolation of Stem Cells and Bag Array U.S. #08/349,747

Improved Bag Design and Method of Manufacturing U.S. #08/670,368




PATENTS ISSUED                                             U.S. PATENT SERIAL #



contract\pall327.wpd                  -16-

                                     SCHEDULE 2.03.

                            DESCRIPTION OF LICENSED PRODUCTS



A multicompartment bag array for use with the collection and/or storage of cryopreserved placental/umbilical cord blood. (See attached figures)






contract\pall327.wpd                    -17-

                                     SCHEDULE 2.04.
                                 DESCRIPTION OF KNOW-HOW

Licensor will provide access and a copy of Dr. Rubinstein's research and findings related to the following:

      1.   Clinical details of all cord blood transfusions  completed  to  date
using   Dr.  Rubinstein's  stored  cells  and  access  to  additional  clinical information as it becomes available.

       2. Methods and descriptions of devices developed an NYBC useful in the isolation of stem cells from umbilical cord blood.

       3. Training of Licensee in Dr. Rubinstein's laboratory at NYBC in order to facilitate transfer of technology.

      4. Any available information about reagents used in the storage and isolation of umbilical cord stem cells.

      5. All available data from Dr. Rubinstein's laboratory detailing reagent concentrations, quality control procedures, and reagent sources.

      6. All available data related to selection of current centrifugation conditions.

     7. The information conveyed will include any specialized procedures and systems developed by Dr. Rubinstein to enhance the stability and recovery of cord blood stem cells.

     8.  Current bag design and plastic composition.



contract\pall327.wpd                     -18-

                            SCHEDULE 3.04.
              PERFORMANCE AND IMPLEMENTATION SCHEDULE




                                         -19-